AMENDMENT TO BUSINESS FINANCING AGREEMENT AND
                        AGREEMENT FOR WHOLESALE FINANCING

     This Amendment is made to (i) that certain Business Financing Agreement executed on the 31st day August, 2000, between ePlus Technology, inc. ("Dealer") and GE Commercial Distribution Finance Corporation ("CDF"), as amended ("BFA") and (ii) that certain Agreement for Wholesale Financing between Dealer and CDF dated August 31, 2000, as amended ("AWF").

     FOR VALUE RECEIVED, CDF and Dealer agree as follows (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

     1. Section 2.1 of the BFA is hereby amended in its entirety to read as follows:

     "2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Twenty Million Dollars ($20,000,000.00); provided, however, that at no time will the principal amount outstanding under the Accounts Receivable Facility and Dealer's inventory floorplan credit facility with CDF exceed, in the aggregate, Seventy-Five Million Dollars ($75,000,000.00). CDF's decision to advance funds will not be binding until the funds are actually advanced."

     In addition, subject to the terms of the AWF, CDF agrees to provide to Dealer an inventory floorplan credit facility of Seventy-Five Million Dollars ($75,000,000.00); provided, however, that at no time will the principal amount outstanding under Dealer's inventory floorplan credit facility with CDF and Dealer's Accounts Receivable Facility exceed, in the aggregate Seventy-Five Million Dollars ($75,000,000.00). CDF's decision to advance funds will not be binding until the funds are actually advanced.

     2. As of the date of execution of this Amendment, all prior financial covenants, including without limitation the terms of paragraph numbered 10 of that certain Amendment to Business Financing Agreement and Agreement for Wholesale Financing dated March 31, 2004 between Dealer and CDF, are hereby deleted in their entirety and restated to read as follows:

     "Dealer will:

     A. (i) as of the last day of Dealer's fiscal quarter ending September 30, 2005 maintain a Tangible Net Worth and Subordinated Debt (`TNW') in the combined amount of not less than (a) Seventeen Million Nine Hundred Ninety Seven Thousand Dollars ($17,997,000.00) plus (b) Fifty Percent (50%) of Dealer's Net Income for the fiscal quarter then-ended, and (ii) as of the last day of each fiscal quarter thereafter, beginning with the fiscal quarter ending December 31, 2005, maintain a TNW in the combined amount of not less than the sum of (1) Fifty Percent (50%) of Dealer's Net Income for the quarter then-ended plus (2) the minimum TNW required for the prior fiscal quarter end (if Net Income is a negative number for any quarter [e.g., a loss], such amount shall not reduce Dealer's TNW for that quarter, and shall be disregarded for all future TNW calculations so that any such negative number shall not reduce the minimum TNW required hereunder for any subsequent quarter);

     B. as of the last day of Dealer's fiscal quarter ending September 30, 2005 and as of the last day of each fiscal quarter thereafter, maintain a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than Four and One Half to One (4.5:1.0).

For purposes of this paragraph: (i) 'Tangible Net Worth' means the book value of the Dealer's assets less liabilities, excluding from such assets all Intangibles; (ii) 'Intangibles' means and includes general intangibles; software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates;
leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time reasonably determine in CDF's sole discretion; (iii) 'Debt' means all of the Dealer's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which the Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by the Dealer; (iv) 'Subordinated Debt' means all of the Dealer's Debt which is subordinated to the payment of the Dealer's liabilities to CDF by an agreement in form and substance satisfactory to CDF; and (v) 'Net Income' means Dealer's net income or loss after extraordinary items and after provision for income taxes. The foregoing terms will be determined in accordance with generally accepted accounting principles consistently applied."

     Dealer waives notice of CDF's acceptance of this Amendment.

     All other terms and provisions of the AWF and BFA, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, each of Dealer and CDF have executed this Amendment on this 14th day of November, 2005.


                                                    ePlus Technology, inc.
Attest:
                                                    /s/ STEVEN J. MENCARINI
/s/ ERICA S. STOECKER                               ----------------------------
-----------------------------                       Steven J. Mencarini
Erica S. Stoecker, Secretary                        Chief Financial Officer


                                                    GE COMMERCIAL DISTRIBUTION
                                                    FINANCE CORPORATION

                                                    /s/ KEVIN M. O'HARA
                                                    ----------------------------
                                                    Kevin M. O'Hara
                                                    Director of Operations